EXHIBIT 10.18

SUPERIOR ENERGY SERVICES, INC.

NOTICE OF GRANT OF

RESTRICTED STOCK UNITS

UNDER THE

2013 STOCK INCENTIVE PLAN

Pursuant to the terms of the Superior Energy Services, Inc. Amended and Restated 2013 Stock Incentive Plan (the “Plan”), <<Director Name>> (the “Director”), being a non-management member of the Board of Directors (the “Board”) of Superior Energy Services, Inc. (the “Company”), was granted restricted stock units (“RSUs”) as hereinafter set forth.  The RSUs were granted as a matter of separate inducement in connection with his service as a director of the Company, and not in lieu of any fee or other compensation for service as a director.  This Notice is subject to the provisions of the Plan, and all terms not otherwise defined herein shall have the meanings set forth in the Plan.

Grant Date:	<<Date of Grant>>
Number of RSUs Granted:	<<Units Granted>>
Scheduled Vesting Date:	The date of the Company’s 20__ annual meeting of stockholders

1.The following terms and conditions shall apply to the RSUs.

1.1      Each RSU represents the right to automatically receive from the Company, on the Scheduled Vesting Date, one share (a “Share”) of Common Stock, free of any restrictions, and all cash, securities and property credited to or deposited in the Director’s Dividend Equivalent Account (as defined in Section 1.2) with respect to such RSU, except as otherwise set forth herein.

1.2      From and after the Grant Date of an RSU until the issuance of the Shares payable in respect of such RSU, the Director shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any Shares, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Director would have been entitled had the Director been a record holder of one share of Common Stock for each RSU at all times from the Grant Date of such RSU to such issuance date (collectively, the “Related Credits”). All such Related Credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Director with respect to all RSUs granted on the same date.

1.3      (a)      Except as otherwise set forth in this Section 1.3, the Director’s termination of service on the Board prior to vesting of the RSUs shall have no effect on the outstanding RSUs and Related Credits.

(b)      If the Director voluntarily resigns from the Board prior to the vesting of the RSUs, then all unvested RSUs and Related Credits shall immediately be forfeited on the date the Director ceases to serve on the Board.

(c)      If the Director’s service on the Board terminates by reason of the Director’s death or disability (as defined herein), all unvested RSUs and Related Credits shall vest as of the date the Director ceases to serve on the Board, provided such cessation of service also constitutes a “separation from service” in accordance with Section 409A of the Internal Revenue Code and any related implementing regulations or guidance (“Section 409A”).

(d)      For purposes of this Section 1.3, a “disability” shall have occurred if the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Director’s employer.

1.4      Upon a Change of Control, all outstanding RSUs shall become fully vested; provided, however, that if the event constituting the Change of Control of the Company does not qualify as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then settlement of the RSUs and distribution of the Shares shall be delayed until the Scheduled Vesting Date or such earlier time as settlement would be permissible under Section 409A.

2.The terms of this Notice shall bind and inure to the benefit of the Director, the Company and the successors and assigns of the Company and, to the extent provided in the Plan and in this Notice, the legal representatives of the Director.

3.This Notice may at any time be amended by the Committee provided that no amendment to this Notice that materially impairs the benefits provided to the Director hereunder may be made without the Director’s consent.

4.It is intended that the payments and benefits provided under this Notice will comply with the requirements of Section 409A or an exemption therefrom.  This Notice shall be interpreted, construed, administered, and governed in a manner that effects such intent.  No acceleration of the settlement of RSUs shall be permitted unless permitted under Section 409A.

SUPERIOR ENERGY SERVICES, INC.

By:
David D. Dunlap
President and Chief Executive Officer